Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

BETWEEN JOHN F. ANTIOCO AND BLOCKBUSTER INC.

John F. Antioco (“Antioco”) and Blockbuster Inc., a Delaware corporation (the “Company”), enter into this settlement agreement. Antioco and the Company are collectively referred to as the “Parties.”

WHEREAS, Antioco has served as the Chief Executive Officer of the Company and the Chairman of the Company’s Board of Directors (the “Board”) since 1997, and, in that capacity, was a party to letter agreement dated June 18, 2004, as amended from time to time (together with any addendum thereto, the “Employment Agreement”) and the Blockbuster Amended and Restated Senior Executive Short-Term Incentive Plan, as amended from time to time (together with any addendum thereto, the “STIP”);

WHEREAS, the terms of the Employment Agreement provided that Antioco receive a Target Bonus in the amount of $3.825 million for his services during 2006;

WHEREAS, pursuant to the performance targets set by the Board of Blockbuster under the STIP, Antioco would have received a Performance Award in the amount of $7.65 million, or 200% of the Target Bonus, for his services during 2006, subject to the negative discretion of the Board;

WHEREAS, following the Company’s conditional award of $2.28 million, and its ultimate award of no bonus to Antioco, a dispute arose with respect to the amount of Antioco’s Bonus Award for the year 2006;

WHEREAS, Antioco believes that his bonus awarded or lack of bonus was wrongful and a material breach of the Employment Agreement, and that it constituted “Good Reason” for

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Antioco to terminate his employment under paragraph 10 of the Employment Agreement and the Company disagrees with that position (the “Dispute”);

WHEREAS, the Parties now wish to fully resolve the Dispute, and to release all claims against each other relating to Antioco’s 2006 Bonus Award and with respect to Antioco’s claims for additional compensation, including all compensation that he claims as a result of an alleged termination for “Good Reason”, and to be free from further direct and indirect legal involvement, expense, and inconvenience relating to the Dispute.

THEREFORE, in consideration of the foregoing premises, the releases and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties enter into the following settlement agreement, including all exhibits and annexes described herein and attached hereto (collectively the “Settlement Agreement”), which is effective as of the date that this Settlement Agreement is fully executed and delivered by the Parties (the “Effective Date”):

1. Execution of Amended and Restated Employment Agreement. The Parties shall execute an amended and restated employment agreement that will govern the terms of Antioco’s employment by the Company (the “Amended and Restated Employment Agreement”), a copy of which is attached hereto as Exhibit “A” and incorporated herein by reference.

2. Releases and Covenants Not to Sue.

2.1. Release by the Antioco Parties of the Company Released Parties and Covenant Not to Sue. Antioco, on behalf of himself, his attorneys, heirs, spouse, family, executors, administrators and assigns (collectively the “Antioco Parties”), hereby fully, finally, and forever generally waives, releases, surrenders, acquits, and forever discharges the Company

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and its respective predecessors, successors, assigns, parents, subsidiaries, and affiliates and its respective past and present shareholders, directors, officers, partners, employers, employees, agents, representatives, principals, insurers, advisors, attorneys, heirs, executors, and assigns as applicable, (collectively the “Company Released Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them has or may have based on, arising from or out of, relating to or in connection with the Company’s payment or contractual obligations under the Employment Agreement; provided, however, that such release shall not limit or release (i) any Antioco Parties’ rights or obligations under this Settlement Agreement or the Amended and Restated Employment Agreement, and (ii) Antioco’s rights to indemnification from the Company in respect of his services as an officer or director of the Company or any of its subsidiaries as provided by law or the certificates of incorporation or bylaws (or like constitutive documents) of the Company. Each of the Antioco Parties hereby agrees and covenants not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitration, or administrative proceeding of any nature, against any of the Company, arising from or out of, relating to, or in connection with, any matter released in this Paragraph 2.1, and represents and warrants that no other person or entity has initiated or, to the extent within his or its control, will advance any such claim or initiate any such proceeding on his or its behalf.

2.2. Release by the Company of Released Antioco Parties and Covenant Not to Sue. Effective as of the date hereof, the Company, on behalf of itself, its respective past and present shareholders, directors, officers, partners, attorneys, employees, agents,

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representatives, principals, insurers, advisors, parents, subsidiaries, and assigns (collectively the “Company Releasors”), hereby fully, finally, and forever generally waives, releases, surrenders, acquits, and forever discharges Antioco, his family, attorneys, heirs, executors, successors, and assigns (collectively the “Released Antioco Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them has or may have based on, arising from or out of, relating to, or in connection with Antioco’s contractual and performance obligations set forth in the Employment Agreeement, provided however, that such release shall not limit or release any of the Company Releasors’ rights or obligations under this Settlement Agreement or the surviving rights and benefits under the Amended and Restated Employment. Each of the Company Releasors hereby agrees and covenants not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitration, or administrative proceeding of any nature against any of the Released Antioco Parties based on, arising from or out of, relating to, or in connection with any matter released in this Paragraph 2.2, and represents and warrants that no other person or entity has initiated or, to the extent within his or its control, will advance any such claim or initiate any such proceeding on his or its behalf.

3. Reservations and Limitations. It is mutually expressly agreed and understood that this Settlement Agreement is not intended to, and does not, amend, restrict, nullify, or supersede in any way any of the terms of the Amended and Restated Employment Agreement or any Party’s respective obligations under the Amended and Restated Employment Agreement. The Amended and Restated Employment Agreement shall remain in

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full force and effect.

4. Non-Assignment of Claims. Each of the Parties to this Settlement Agreement represents that it has not assigned any of the claims that are released in this Settlement Agreement. The Company hereby indemnifies and holds harmless the Antioco Released Parties from, and only from, any and all claims and causes of action brought by anyone claiming by, through, or under any of the claims of Antioco or the Antioco Parties that are released pursuant to this Settlement Agreement. Antioco hereby indemnifies and holds harmless the Released Company Parties from, and only from, any and all claims and causes of action brought by anyone claiming by, through, or under any of the Antioco Releasors’ claims that are released pursuant to this Settlement Agreement.

5. No Admission of Liability. By entering into this Settlement Agreement, no Party admits any wrongdoing or the correctness of any other Party’s allegations.

6. Warranties, Representations and Non-Reliance. Each Party hereby expressly warrants and represents that: (i) it is the lawful owner of all claims herein released; (ii) it has full and express authority to settle and release the claims as set forth in this Settlement Agreement; (iii) it knows of no person or entity that intends to assert a claim by, through, under, or on behalf of such Party; (iv) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Settlement Agreement; (v) it is represented and has been advised by qualified legal counsel in connection with this Settlement Agreement, which such party makes voluntarily and of its own choice and not under coercion or duress; (vi) it has made its own investigation of the facts and is relying solely upon

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its own information and knowledge and the advice of its counsel; (vii) it has no expectation that any other Party or such Party’s attorneys will disclose to it facts material to this Settlement Agreement in whole or in part; and (viii) it knowingly waives any claim for damages or to rescind or avoid this Settlement Agreement based upon undisclosed facts, known or unknown. The Parties agree and stipulate that each Party is relying upon the representations and warranties in this Paragraph in entering into this Settlement Agreement. These representations and warranties shall survive the execution of this Settlement Agreement.

7. No Fiduciary Capacity, Construction and Absence of Presumptions. Each Party agrees that none of the other Parties has acted or is acting in any capacity as a fiduciary to it or him in connection with the negotiation, preparation, and consummation of this Settlement Agreement and the transactions contemplated hereby. No Party makes any representation to or covenant with any other Party about the legal, tax or other consequences of this Settlement Agreement or the transactions contemplated hereby. Each Party has had access to and separate representation by the legal, tax and other advisors of that Party’s own choosing, and has freely and fully reviewed and negotiated the terms of this Settlement Agreement. No presumption shall apply that either Party is the drafter of this Settlement Agreement, nor shall any provision or ambiguity in a provision be construed against a Party on the basis that the Party is deemed to have drafted such provision.

8. Governing Law and Dispute Resolution. This Settlement Agreement and its enforceability shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

9. Entire Agreement. For the purpose of implementing a full and complete release and discharge of claims, the Parties expressly acknowledge that this Settlement Agreement

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contemplates the extinction of all claims described in Paragraph 2, including claims for attorneys’ fees. The Parties expressly waive any right to assert after the execution of this Settlement Agreement that any such claim, demand, obligation, or cause of action has, through ignorance, oversight, or for any other reason, been omitted from the scope of this Settlement Agreement. This Settlement Agreement, together with the Amended and Restated Employment Agreement, is the entire agreement between the Parties concerning the subject matters hereof, and supersedes and prevails over all other prior and/or contemporaneous agreements, understandings, correspondence or representations by or between the parties, whether oral or written, and the Parties have made no promises to each other, other than those in this Settlement Agreement. This Settlement Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by the Parties.

10. Further Assurances. The Parties agree that they shall, from time to time, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered to the other Parties instruments, agreements, lien waivers, and other documents as each Party shall reasonably request in order to further evidence and carry out this Settlement Agreement. The Parties further agree that the releases contracted for herein shall be broadly construed.

11. Captions. The captions, headings, and arrangements used in this Settlement Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms or conditions hereof.

12. Severability. If any provision of this Settlement Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Settlement Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if

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any provision of this Settlement Agreement is held to be invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provision hereof.

13. Certain Definitions. Whenever in this Settlement Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Settlement Agreement, the word “or” shall mean “and/or,” the word “include” or its derivatives shall mean “include without limitation,” the word “person” shall mean any natural person or any entity, organization, or government, the words “herein,” “hereof,” “hereto” or derivatives shall refer to this entire Settlement Agreement, the word “day” shall mean a calendar day, and the word “law” shall include any statute, regulation, rule, judicial order, and other legal pronouncement having the effect of law.

14. Counterparts. This Settlement Agreement may be executed in multiple original counterparts, all of which taken together shall constitute one and the same instrument.

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EXECUTED in multiple original counterparts this 19th day of March, 2007.

/s/ John F. Antioco

John F. Antioco

Blockbuster Inc.

By: /s/ Larry J. Zine

Name: Larry J. Zine
Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

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